Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-230361
Supplementing the Preliminary Prospectus Supplement dated October 6, 2020
(To Prospectus dated March 18, 2019)
NANOSTRING TECHNOLOGIES, INC.
Offering of Common Stock
The information in this free writing prospectus relates only to the offering of common stock offered pursuant to our preliminary prospectus supplement dated October 6, 2020 and should be read together with such preliminary prospectus supplement, the accompanying prospectus dated March 18, 2019 and the documents incorporated by reference therein.
The information in this free writing prospectus updates and, to the extent inconsistent, supersedes the information in the preliminary prospectus supplement. You should read the entire preliminary prospectus supplement, accompanying prospectus and documents incorporated by reference therein carefully, especially the “Risk Factors” sections and the financial statements and related notes, before deciding to invest in our common stock. Unless the context indicates otherwise, as used in this free writing prospectus, the terms “NanoString,” “we,” “us” and “our” refer to NanoString Technologies, Inc. and its subsidiaries.
Update to the section of the Preliminary Prospectus Supplement captioned “Prospectus supplement summary — Recent Developments — Preliminary Financial and Operational Highlights for the Three Months Ended September 30, 2020”
The following bullet points have been revised to clarify that the revenue attributable to nCounter for the periods presented is comprised of instrument, consumables and all service revenue:
•GeoMx DSP system instrument and consumables revenues increased approximately 300%, to $8.9 million for the three-month period ended September 30, 2020 from $2.3 million in the comparable pro forma period in 2019. nCounter system revenue, including instrument, consumables and all service revenue, decreased approximately 5%, to $21.2 million for the three-month period ended September 30, 2020 from $22.4 million in the comparable pro forma period in 2019.
•GeoMx DSP system instrument and consumables revenues increased approximately 900%, to $22.7 million for the nine-month period ended September 30, 2020 from $2.3 million in the comparable pro forma period in 2019. nCounter system revenue, including instrument, consumables and all service revenue, decreased approximately 16%, to $53.0 million for the nine-month period ended September 30, 2020 from $63.0 million in the comparable pro forma period in 2019.
NanoString has filed a shelf registration statement on Form S-3 (including a base prospectus dated March 18, 2019 and the preliminary prospectus supplement dated October 6, 2020) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before investing in the offering, you should read the preliminary prospectus supplement and the accompanying prospectus for the offering, and the information incorporated therein by reference, and the other documents NanoString has filed with the SEC for more complete information about NanoString and the offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone at 1-212-834-4533, or by email at prospectus-eq_fi@jpmchase.com; from UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, by phone at 1-888-827-7275 or by email at ol-prospectus-request@ubs.com; or from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, by phone at 1-833-297-2926 or by email at PostSaleManualRequests@broadridge.com.